Exhibit 10.21

U.S. Water Services/Utility Chemicals 330 South Cleveland St. Cambridge, MN 55008 Tel: (763) 689-3636
Fax: (763) 689-3660
Date: 9/15/06
SERVICES AND EQUIPMENT QUOTED TO:
          Siouxland Ethanol
          Attn: Tim Smith
          P.O. Box 411
          Jackson                     NE                     68743
U.S. Water Services Equipment and Services Agreement
The undersigned Purchaser hereby instructs U.S. Water Services to proceed with the equipment order described with the understanding that the Terms and Conditions shown on Pages 2 and 3, and are hereby incorporated as part of this Equipment Agreement. The Purchaser further understands that all quotes or estimates, if any, are based on the best information available prior to beginning work. As the scope of work, conditions, or estimated quantities change revised quotations or estimates will not be issued unless requested. All prices are subject to Federal, State and Local Sales and Use Taxes.
     Work Location:            Siouxland Ethanol — Jackson, NE
     Work Order #:

QNTY.	DESCRIPTION	ARO	COST
1	USWaterWorks Communication Package	8 weeks	$13,265.00
1	BlueFalcon Automation	8 weeks	$4,500.00
7	Stainless Steel Tanks With Sight Glass, Venting Kit, Fill Line	8 weeks	$22,400.00
1	110 Gal. PE Tank for Non-Oxidizing Biocide	8 weeks	$750.00
2	1,000 Gal. Tank for Chlorine	8 weeks	$7,800.00
1	Low-Voltage & Communication Wiring Termination/ Supervision	4 weeks	$2,000.00
2	Microfiltration Units	16 weeks	$1,040,000.00
1	USW-300 Reverse Osmosis, With CIP Tank and Pump	16 weeks	$255,900.00
1	USW-300 Reverse Osmosis, With CIP Tank and Pump	16 weeks	$255,900.00
1	USW-450 Triplex: Triplex Progressive Flow Water Softener	14 weeks	$47,083.00
1	PK-12941: Pretreatment Chemical Feed System	6 weeks	$1,436.00
1	PK-12921: Reverse Osmosis Polymer, Bisulfite, Acid Feed	10 weeks	$34,168.23
1	Initial Chemical Fill Precleaning Chemicals Testing Equipment RO Prefilters RO CIP Chemical Transfer Pumps	8 weeks	$63,154.14

	SUB TOTAL		$1,748,356.37
	CAPITAL EQUIPMENT DISCOUNT	5%	$84,160.11
	TOTAL		$1,664,196.26
	Does the customer agree to allow USWS to purchase and charge up to $5000.00 worth of miscellaneous construction expenses? All expenses will be reconciled at the close of construction.	Yes ▼	$5,000.00
NOTE: All equipment or engineering has been completed by the engineering design firm. Further, NPDES restriction will not be known until some future date and could impact additional equipment and costs. Not all parts of the water systems are included in this proposal and there are sure to be miscellaneous parts and pieces as the project continues through the design and construction phase. It is recommended that the customer budget at least $20,000 for miscellaneous parts and pieces.
     Assumes 3-Year Service Agreement.
CONFIDENTIAL

U.S. Water Services/Utility Chemicals 330 South Cleveland St. Cambridge, MN 55008
Tel: (763) 689-3636 Fax: (763) 689-3660
Terms & Conditions
The undersigned Purchaser hereby instructs U.S. Water Services to proceed with the equipment order described with the understanding that the Terms and Conditions shown on Pages 2 and 3, and are hereby incorporated as part of this Equipment Agreement. The Purchaser further understands that all quotes or estimates, if any, are based on the best information available prior to beginning work. As the scope of work, conditions, or estimated quantities change revised quotations or estimates will not be issued unless requested. All prices are subject to Federal, State and Local Sales and Use Taxes.
•	The equipment and chemicals were based upon a water quality from samples obtained by the customer and tested by U.S. Water Services. The water results are dependant upon obtaining a representative water sample and that water sample being a stable water quality. Well water quality may change dramatically from test wells. The wells may produce sand or other contaminants not known during initial well testing or the well may be impacted by surface water conditions or the geology in the area over time. These water changes may increase operating costs for chemicals and may require additional capital to provide the necessary water quality to the ethanol plant. Necessary water quality is defined as a “Silt Density Index” of less than 5.0 for the water process equipment, such as the Reverse Osmosis, and of potable water quality for the ethanol process. Additional costs due to these unknown well or makeup water changes shall be the responsibility of the customer.

•	Changing water sources could and probably will create the need to add additional capital water treatment equipment and could increase chemical and operating costs.

•	Discharge restrictions are usually not known in advance and the NPDES permit is not usually issued prior to the water system engineering process. Many times there are limits or restrictions that may create the need to add additional water treatment equipment or change the operating assumptions on which the chemical and service agreement was based. The chemical and services were selected based on those conditions outlined in Appendix A. U.S. Water Services has no way of knowing in advance of these types of specific restrictions that may be imposed by regulatory agencies. U.S. Water Services has no ability to alter or impact NPDES restrictions. Additional costs due to these unknown restrictions or limitations shall be the responsibility of the customer.

•	The ethanol design firm has overall authority in the system and process design. This equipment and chemical agreement is based upon the initial design specifications, which are based on the current design and construction standards from the engineering design firm. These design specifications are outlined in Appendix A. U.S. Water has no control over design changes made by the engineering design firm or the contracted construction firm. It is common for changes to occur. Additional costs incurred due to system design changes, plant layout changes, addition of equipment or systems specified by the design or construction firm, safety additions and/or process improvements shall be the responsibility of the customer.
LIABILITY: U.S. Water Services shall not be liable for any bodily injury, death, or injury to or destruction of tangible property except as the same may have been caused by the negligence of U.S. Water Services. In no event shall U.S. Water Services be liable for any delays of special, indirect, incidental or consequential damages. Purchaser agrees that the total limit of U.S. Water Services’s liability (whether based on negligence, warranty, ??? liability or otherwise) hereunder, shall not exceed the aggregate amount due U.S. Water Services for services rendered under this contract. All claims, including claims for negligence or any other cause whatsoever, shall be deemed waived unless made in writing and received by U.S. Water Services within one (1) year after U.S. Water Services’s completion of work hereunder.
PRICE ADJUSTMENT: Any cost estimates or time frames stated herein are subject to equitable adjustment in the event of differing or unforeseeable conditions, changes in applicable laws after the date of this contract, unforeseeable delays or difficulties caused by acts of God, Purchaser or any third parties. Prices of goods acquired by U.S. Water Services from others shall be adjusted to reflect U.S. Water Services’s price in effect at time of shipment. The price of U.S. Water Services’s goods will be adjusted to the price in effect at time of shipment in accordance with U.S. Water Services’s current escalation policies or as specifically covered in this contract.
TERMS: Payment Payment terms shall be 50% upon order, 40% upon shipment and 10% upon start up or 90 days from shipment whichever is shorter. For extended projects, U.S. Water Services shall submit invoices on a monthly basis for any and all work completed and materials or equipment provide during the previous month. Past due invoices shall be subject to a delinquency charge of one and one-half percent (1-1/2%) per month (eighteen percent (18%) per annum) unless a lower charge is required under applicable law, in which case the lower rate shall apply. Purchaser agrees to pay all collection fees, attorneys’ fees and cost incurred in the collection of any past due amounts arising out of this contract. U.S. Water Services shall have the right to immediately terminate this contract without further liability if Purchaser fails to make timely payment or otherwise materially breaches this contract.
CONFIDENTIAL

U.S. Water Services/Utility Chemicals 330 South Cleveland St. Cambridge, MN 55008
Tel: (763) 689-3636 Fax: (763) 689-3660
GUARANTEE AND LIABILITY: U.S. Water Services warrants that its labor supplied hereunder shall be free from defect and shall conform to the standard of care in effect in its industry at the time of performance of such labor for a period of twelve (12) months after substantial completion of U.S. Water Services’s work. U.S. Water Services agrees, to the extent it is permitted, to pass on any warranties provided by the manufactures of materials and/or equipment furnished under this contract. U.S. Water Services itself provides no warranty, express, implied or otherwise, on any such materials or equipment.
TITLE AND OWNERSHIP: In case of default of Purchaser’s part, U.S. Water Services shall have the right to enter the premises upon which any material or equipment furnished herein have been installed and retake such goods not then paid for and pursue any further remedy provided by law, including recovery of attorneys’ fees and any deficiency to the maximum extent and in the manner provide by law. Such materials and equipment shall retain their character as personal property of U.S. Water Services until payment in full is received by U.S. Water Services, regardless of their mode of attachment. Unless prior specific written instructions are received to the contrary, surplus and replaced materials and equipment resulting from repair or installation work shall become the property of U.S. Water Services.
DELIVERY: Shipment schedules and dates, expressed or implied, are contingent on normal conditions. U.S. Water Services will not be responsible fc any delays in shipment or completion caused by factors beyond its control such as, but not limited to, suppliers’ failures, accidents, work stoppages or operation of or changes in the law.

PURCHASER		U.S. WATER SERVICES
By:	/s/ Tom Lynch	By:

Printed:	Tom Lynch	Printed:	Kent K. Herbst

Title:	Board Chairman	Title:	NAM- Ethanol Team Leader

Date:	9-26-06	Date:	9/15/06

CONFIDENTIAL

U.S. Water Services Chemical & Services Agreement
Siouxland Ethanol, LLC
Term
U.S. Water Services agrees to provide the necessary water treatment chemicals (reverse osmosis, cooling tower, and boilers) and service program for a period of three years from the startup of the Siouxland Ethanol, LLC plant, which is expected to be operational April, 2007.
Investment
Beginning April 1, 2007, Siouxland Ethanol, LLC agrees to pay U.S. Water Services $9,404.21 per month for specialty water treatment chemicals, testing reagents, engineering services, environmental support services, and plant start up assistance. The payments will be made in monthly installments according to invoices generated by U.S. Water Services, and this amount is based on the nameplate production of 50 million gallons per year. State and local taxes will be added to each invoice unless a tax exemption is on file with U.S. Water Services. This agreement will automatically renew each year. Price increases may be taken on the anniversary date of the contract provided that a 30-day notice of the increase is provided to the customer. All testing reagents are listed in Schedule A-l and the specialty water treatment chemicals covered under this agreement are listed in Schedule B-l.
Initial Order
Not included under the Chemical and Services Agreement are one-time use chemicals and lab equipment. These items are outlined in Schedule D-l. The amount of these items is estimated to be $22,090.77.
Not To Exceed Costs For Chemicals
U.S. Water Services agrees to limit the annual chemical cost for the products in Schedule A-l and B-l to a maximum of $112,850, provided the chemicals are applied within the recommended limits specified by U.S. Water Services. If annual production and water usage are above nameplate design the customer may be billed at a rate of $2,257.01 / 1,000,000 gallons additional ethanol production. Nameplate design and water efficiencies are outlined in Schedule C-l. Operational variances from the design basis outlined in Schedule C-l may result in additional charges. Charges will be reconciled at the end of every quarter. All efficiencies are based on a quarterly average.

Termination
The customer or U.S. Water Services may terminate the chemical and service agreement with 30 days written notice. If the customer terminates the chemical and service agreement, outstanding equipment balances owed, if any, and bundled discounts taken must be paid in full prior to termination. In addition, all remaining opened chemical inventory that is part of this agreement, (Schedule B-l) must be purchased prior to termination. U.S. Water owned equipment shall be returned within 30 days of termination date. If U.S. Water Services terminates the chemical and service agreement, the customer has the choice of continuing to pay equipment installments per the installment schedule or may pay the outstanding amount in full.
The customer and U.S. Water Services agree that the results of any water treatment program depend on the diligent application of the water treatment program and the proper operation of the operating equipment. U.S. Water Services will not be responsible for any failure, caused in whole or part, by the customer not implementing or following recommendations made by U.S. Water Services personnel. Under no circumstances shall U.S. Water Services or the customer be liable to the other for incidental or consequential damages.

Customer:		Supplier: U.S. Water Services

By:	/s/ Tom Lynch	By:	/s/ Kent K. Herbst

	(Signature)		(Signature)

	Tom Lynch		Kent K. Herbst

	(Printed Name)		(Printed Name)

Title: Board Chairman		Title: Ethanol Team Leader

Date: 9-26-06		Date: 9/15/06
Tax Exempt: Yes ☐ No ☐

     Schedule A-1

Test Kits Description	# of Units	Part No.
SaniCheck AB	3	854 AN
Total Alkalinity	1	226 A
Total Alkalinity	1	226 C
N/50	4	203 G
Free Cl2 packets	6	H21055-69
TDS Soln 3000 umhos	1	117/300F
High Range Hardness Titrating Soln	4	145 G
Low Range Hardness Titrating Soln	2	144 G
Ca Hard. Buffer soln	1	107 A
Ca Hard. Buffer soln	1	107 E
Ca Indicator powder	1	109 B
Ca Indicator powder	1	109 C
BaCl solution 30%	1	101A
BaCl solution 30%	1	101C
Hard. Buffer Soln	1	138 A
Hard. Buffer Soln	1	138 E
Hard. Indicator Powder	1	139 B
Hard. Indicator Powder	1	139 C
4 Automatic 10 ml Burettes	4	702
P Indicator	1	168 A
P Indicator	1	168 C
Starch Acid/Sulfite Indicator Powder	3	199 B
Potassium Iodide Titrating Soln. N/80	1	175 G
Polymer Buffer	1	511 C
Polymer Buffer	2	511 E
Polymer Titrant	1	512 C
Polymer Titrant	1	512 E
Iron Powder Packets 10 ml	3	H21057-69
25 ml Sample Cells (round)	6	H1730-06
Powder Pour Spout	3	799
140 ml casserole	1	738
Eye Dropper 0.5 and 1.0 ml	4	759
Graduated Cylinder, Plastic 100 m	1	778
Additional Services

Services Description	# of Units	Supplier	Start up
Corrosion coupon	16	USWS	4*

*	Corrosion coupons for start up include Copper, Carbon Steel, Stainless Steel and Scaling coupon.

Schedule B-1

System	Chemical	Use
Boiler	BWT-103-L Plus	Oxygen Scavenger
Boiler	Boiler MP	Scale/Corrosion Inhibitor
Boiler	RLT-35	Condensate Treatment
Boiler	BWT-200B	Alkalinity Adjustment
Cooling Tower	CWT-530A	Scale/Corrosion Inhibitor
Cooling Tower	Biotrol 509	Non-Oxidizing Biocide
Reverse Osmosis	RO-503	RO Antiscalant
Reverse Osmosis	BWT-104	Chlorine Scavenger
Reverse Osmosis	ROC-20	RO CIP Chemical
Reverse Osmosis	ROC-50 Plus	CO CIP Chemical
Chemicals and equipment not specifically listed in Schedule B-1 above are excluded from this agreement. These include:
•	Sulfuric acid

•	Chlorine

•	Process chemicals
It is the responsibility of the plant to order totes of 12% Sodium Hypochlorite, 66° Baume Sulfuric Acid, and a pallet of salt prior to start up.

Schedule C-1
Siouxland Ethanol (Jackson, NE)
(City, Well, River, Gray)
(NPDES, POTW, Infiltration, Irrigation)

WATER SOURCE: DISCHARGE:	Well NPDES
U.S. WATER SERVICES
CONFIDENTIAL
Water Balance

Days of Operation per Year	353		days
Plant Production Capacity	50		MMGPY
TOTAL WATER IN	GPM		GPD	GPY
Cooling Tower (non-RO)	0		0	0
Cooling Tower (RO)	496		714,764	252,311,564
Boiler (RO)	87		125,216	44,201,167
MMFGS Filters (Regeneration Flow)	0		0	0
Softener Regeneration	0.08		109	38,306
Final Ethanol Process (not Included)	78		112,320	39,648,960
Process Demand (with RO)	135		194,793	68,761,833
Total Water In	719/719	p	1,034,881	365,312,870

TOTAL WATER OUT	GPM	GPD	GPY
Cooling Towers	55	78,624	27,754,272
RO Unit	320	460,463	162,543,602
Multimedia Filters	0	0	0
Softeners	0.08	109	38,306
Boiler BD (Going to Cook)	0.0	0	0
Ethanol Process Reoyeled
Tower Evaporaton (not included in total)	218	314,496	111,017,088
Total Discharge	374	539,196	190,336,180
Total Water Out (Includes Evap)	593	853,692	301,353,268
COOLING TOWERS

Cooling Tower Recirculation Rate	26,000	gpm
AT Across Cooling Tower	10	ºF
Evaporation Factor	0.84	% evap / 10ºF
Cycles of Concentration	5
Blowdown Quality	101	TDS
RO Makeup Quality	20	TDS
Well Water Makeup Quality	788	TDS
Evaporation Rate	218	gpm
Blowdown	55	gpm
Total Tower Makeup	273	gpm
Tower Alkalinity Target	300	mg/L as CaCO3
Tower Acid Dosing	0	mg/L H2SO4
BOILER

Boiler Steam Rate	101,000	11/hr
Condensate Return	78%
Cycles of Concentration	60
Blowdown %	1.67%	as Percentage of Steam Flow
Blowdown Rate	3.4	gpm Blowdown to Cook
Makeup Rate	48	gpm
FILTRATION SYSTEM

Location of Filters	None
Type of Filters	Greenland
Number of Filters	8
Filter Diameter	72	inches
Number of Backwashes Per Day Per Vessel	1.0	ite I – every day, 0.5 = every other day)
Backwash Time	20	minutes (for each filter)
% of Backwashes Tank is Sized to Capture	8
Backwash Rate	0	gpm
Total Average Daily Usage Rate	0	gpm Control Rate
Backwash Holding Tank Capacity	0	gallons
Calculated Flux Rate (Normal Operation)	0.00	gpm/ft2
Calculated Flux Rate (During Backwash)	0.00	gpm/ft2
POLISHING SOFTENERS

Number of Softeners	3
Softener Diameter	30	inches
Cubic Feet of Resin in Each	15	ft3
Days Between Regeneration	23	days
Discharge Rate	3	gpm Don’t Capture Brine
Volume of Regenerant	2496	gallons
REVERSE OSMOSIS

RO Unit % Recovery	55.00%
Feedwater Temperature	77	ºF
Feed Rate to RO Unit	727	gpm
RO Machine Selection	USW-400	gpm
RO Corrected Permeate Flow	400	gpm
RO Reject Flow	320	gpm
RO to Boiler	48	gpm
Extra RO to Tower	273	gpm
Extra RO to Process	70	gpm

COOLING TOWER MAKE-UP	RO	WELL
GPM	273	0
Makeup %	100%	0%

PROCESS MAKE-UP	RO	WELL
GPM	70	8
Makeup %	90%	10%

Date:	September 14, 2006
By:	Kent K. ???
Revision:	2

		Raw Water	RO	RO	RO	Cycled	Process	Combined	RO, Tower	RO, Tower
Constituent (mg/l)	As	Source	Feed	Permeate	Reject	Tower	Make-Up	RO & Tower	& Filters	Filters, Soft
TOC	—	2.2	2.2	0.1	4.8	0.4	0.3	4.2	4.2	3.8
P-Alkalinity (CaCO3)	CaCO3	0	0	0	0	0	0	0	0	0
M-Alkalinity (CaCO3)	CaCO3	437	437	16	952	79	59	824	824	759
Bromide	Br	0.5	0.5	0.0	1.1	0.0	0.1	0.9	0.9	0.9
Chloride	Cl	84	84	2	185	8	10	159	159	494
Fluoride	F	0.7	0.7	0.0	1.5	0.1	0.1	1.3	1.3	1.2
Nitrate	NO3	1.0	1.0	0.1	2.1	0.5	0.2	1.9	1.9	1.7
Nitrite	NO2	0.5	0.5	0.0	1.1	0.2	0.1	0.9	0.9	0.9
Total Phosphate	PO4	1.0	1.0	0.0	2.2	0.0	0.1	1.9	1.9	1.7
Total Inorganic Phosphate	PO4	0.8	0.8	0.0	1.8	0.1	0.1	1.5	1.5	1.4
Dissolved Ortho Phosphate	PO4	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Reactive Silice	SiO2	22.0	22.0	0.8	47.9	4.0	3.0	41.5	41.5	38.2
Sulfur	SO4	135	135	0	299	2	14	256	256	235
Total Hardness	CaCO3	572	572	2	1.262	10	61	1.079	1.079	1,098
Calcium Hardness	CaCO3	388	388	1	860	7	41	736	736	749
Magnesium Hardness	CaCO3	181	181	1	401	3	19	343	343	349
Aluminum	Al	0.1	0.1	0.0	0.2	0.0	0.01	0.2	0.2	0.2
Arsenic	As	0.1	0.1	0.0	0.2	0.0	0.01	0.2	0.2	0.2
Barium	Ba	0.35	0.35	0.00	0.77	0.02	0.04	0.66	0.66	0.61
Beryllium	Be	0.01	0.01	0.00	0.02	0.00	0.00	0.02	0.02	0.02
Boron	B	0.2	0.2	0.0	0.5	0.0	0.0	0.4	0.4	0.4
Cadmium	Cd	0.01	0.01	0.00	0.02	0.00	0.00	0.02	0.02	0.02
Chromium	Cr	0.03	0.03	0.00	0.07	0.00	0.00	0.06	0.06	0.05
Cobalt	Co	0.01	0.01	0.00	0.02	0.00	0.00	0.02	0.02	0.02
Copper	Cu	0.05	0.05	0.00	0.11	0.00	0.01	0.09	0.09	0.09
Iron	Fe	7.70	7.70	0.14	16.94	0.70	0.92	14.57	14.57	13.41
Lead	Pb	0.05	0.05	0.00	0.11	0.00	0.01	0.09	0.09	0.09
Manganese	Mn	0.52	0.52	0.01	1.14	0.05	0.06	0.98	0.98	0.91
Molybdenum	Mo	0.06	0.06	0.00	0.13	0.01	0.01	0.11	0.11	0.10
Nickel	Ni	0.01	0.01	0.00	0.02	0.00	0.00	0.02	0.02	0.02
Potassium	K	12	12	0	26	1	1	23	23	21
Selenium	Se	0.1	0.1	0.0	0.2	0.0	0.0	0.2	0.2	0.2
Sodium	Na	51	51	1	112	5	6	97	97	227
Strontium	Sr	1.6	1.6	0.0	3.5	0.1	0.2	3.0	3.0	2.8
Thalium	Tl	0.1	0.1	0.0	0.2	0.0	0.0	0.2	0.2	0.2
Tin	Sn	0.05	0.05	0.00	0.11	0.01	0.01	0.09	0.09	0.09
Titanium	Ti	0.01	0.01	0.00	0.02	0.00	0.00	0.02	0.02	0.02
Vanodium	V	0.01	0.01	0.00	0.02	0.00	0.00	0.02	0.02	0.02
Zinc	Zn	0.01	0.01	0.00	0.02	0.00	0.00	0.02	0.02	0.02
TDS	—	788	788	20	1,727	101	99	1,490	1,490	1,934
Ca x SO4	—	20,952	20,952	0	103,053	7	235	75,396	75,396	70,549
Cl + SO4	—	219	219	2	484	10	24	415	415	730
Fe + Mn	—	8.2	8.2	0.1	18.1	0.7	1.0	15.6	15.6	14.3
Mg x SiO2	—	967	967	0	4,668	3	14	3,459	3,459	3,242
Ca x Mg x SiO2	—	150,002	150,002	0	1,606,739	9	227	1,018,394	1,018,394	971,184
NO3 + NO2	N	0.4	0.4	0.0	0.8	0.2	0.1	0.7	0.7	0.7
Conductivity	µmhos	1,270	1,270	35	2,782	163	159	2,400	2,400	2,771
Process make-up doesn’t take into account the boiler blowdown (if applicable)

Schedule D-1

Part Number	Description	Use
BoilOut	BoilOut	Chemical for Cleaning Boiler
TowerClean 819	TowerClean 819	Chemical for Cleaning Condenser System
DR-890	Spectrometer	Digital Testing of System Chemistries
TDS EP-10	Conductivity Meter	Used to Determine Operating Levels
717	Auto 10 mL Burettes	Testing Titration Methods
60060	Casserole	Testing Titration Methods
770	Graduated Cylinders	Testing Titration Methods
759	Eye Droppers	Reagent Dosing
Auto SDI	Auto SDI	Determine RO Feed SDI Level